UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549



                                 FORM 8-K

                              Current Report
                               Pursuant to
                          Section 13 or 15(d) of
                   The Securities Exchange Act of 1934


Date of Report (Date of Earliest Event Reported): April 29, 1999


                      ALLMERICA FINANCIAL CORPORATION
           (Exact name of Registrant as specified in its charter)



Delaware                     1-13754            04-3263626
(State or other        (Commission File    (I.R.S. Employer I.D.
jurisdiction of              Number)                Number)
Incorporation)



              440 Lincoln Street, Worcester, Massachusetts 01653
                   (Address of Principal Executive Offices)
                                  (Zip Code)


                               (508) 855-1000
           (Registrant's Telephone Number including area code)



                               Page 1 of 8 pages
                             Exhibit Index on page 4

Item 5.  Other Events.

On April 29, 1999, Allmerica Financial Corporation announced its Financial results for first quarter 1999. A copy of the press release is attached as Exhibit 99 and is incorporated by reference herein.


CAUTIONARY STATEMENT FOR THE PURPOSES OF THE `SAFE HARBOR'PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Forward-Looking Statements

The Company wishes to caution readers that the following important factors, among others, in some cases have affected and in the future could affect, the Company's actual results and could cause the Company's actual results for 1998 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. When used in the attached press release, words such as "believes", "anticipated", "expects" and similar expressions are intended to identify forward-looking statements. See "Important Factors Regarding Forward-Looking Statements" filed as Exhibit 99-2 to the Company's Annual Report on Form 10-K for the period ended December 31, 1998.

Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include among others, the following possibilities:
(i)adverse catastrophe experience and severe weather; (ii) adverse loss development for events the Company insured in prior years or adverse trends in mortality and morbidity; (iii) heightened competition, including the intensification of price competition, the entry of new competitors, and the introduction of new products by new and existing competitors; (iv) adverse state and federal legislation or regulation, including decreases in rates, limitations on premium levels, increases in minimum capital and reserve requirements, benefit mandates, limitations on the ability to manage care and utilization, and tax treatment of insurance and annuity products; (v) changes in interest rates causing a reduction of investment income or in the market value of interest rate sensitive investments; (vi) failure to obtain new customers, retain existing customers or reductions in policies in force by existing customers; (vii) higher service, administrative, or general expense due to the need for additional advertising, marketing, administrative or management information systems expenditures; (viii) loss or retirement of key executives; (ix) increases in medical costs, including increases in utilization, costs of medical services, pharmaceuticals, durable medical equipment and other covered items; (x) termination of provider contracts or renegotiations at less cost-effective rates or terms of payment; (xi) changes in the Company's liquidity due to changes in asset and liability matching;
(xii) restrictions on insurance underwriting, based on genetic testing and other criteria; (xiii) adverse changes in the ratings obtained from independent rating agencies, such as Moody's, Standard and Poor's, A.M. Best, and Duff & Phelps; (xiv) lower appreciation on and decline in value of managed investments, resulting in reduced variable products, assets and related fees;
(xv) possible claims relating to sales practices for insurance products;
(xvi) uncertainty related to the Year 2000 issue; (xvii) failure of a reinsurer of the Company's policies to pay its liabilities under reinsurance contracts; (xviii) earlier than expected withdrawals from the Company's general account annuities, GICs, and other insurance products; and (xix) changes in the mix of assets comprising the Company's investment portfolio and the fluctuation of the market value of such assets.






Item 7.  Financial Statements and Exhibits.

Exhibit 99 Press Release dated April 29, 1999, announcing Allmerica Financial Corporation first quarter 1999 financial results.

SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      ALLMERICA FINANCIAL
                                      CORPORATION


                                      By: /s/ Edward J. Parry III

                                         Edward J. Parry III
                                         Vice President, Chief
                                         Financial Officer, and
                                         Treasurer


Date:  April 30, 1999

Exhibit Index

Exhibit 99 Press Release dated April 29, 1999, announcing Allmerica Financial Corporation first quarter 1999 financial results.

                              EXHIBIT 99





ALLMERICA FINANCIAL CORPORATION REPORTS FIRST QUARTER OPERATING EARNINGS OF $0.95 PER SHARE

WORCESTER, Mass., April 29, 1999 - Allmerica Financial Corporation (NYSE: AFC) today reported record first quarter operating earnings.

First quarter highlights:

Net operating income per share increased 13 percent to $0.95 per share, or $54.8 million, from $0.84 per share or $50.4 million in 1998. Net operating income excludes net realized investment gains and losses and other non-recurring gains and charges, net of taxes.

Asset Accumulation pre-tax operating earnings were $54.6 million, up 18.4 percent from $46.1 million for the same period in 1998.

Risk Management pre-tax operating earnings were $35.2 million, down from the $42.3 million reported in the first quarter of 1998. This decline is principally due to extraordinarily high pre-tax catastrophe losses of $43.7 million, which were partially offset by a $20 million benefit from reinsurance.

Net income was $154.1 million, or $2.67 per share, compared to $66.8 million, or $1.11 per share in 1998. In the quarter net realized investment gains, net of taxes, minority interest and amortization, were $99.3 million versus $17 million in 1998.

"We are pleased with our record first quarter results." Said John F. O'Brien, president and chief executive officer of Allmerica Financial Corporation. "Continued growth in separate account assets enabled our Asset Accumulation segment to produce record earnings. However, significant weather-related catastrophe losses drove lower earnings in the Risk Management segment."

Segment Results

Allmerica Financial operates in two primary businesses: Asset Accumulation and Risk Management. Asset Accumulation markets insurance and retirement savings products and services to individual and institutional clients. Risk Management markets property and casualty insurance products on a regional basis through The Hanover Insurance Company and Citizens Insurance Company of America with additional distribution channels in Voluntary Benefits and Specialty Products.

Asset Accumulation

First quarter pre-tax operating earnings for the Asset Accumulation business increased 18.4 percent to $54.6 million from $46.1 million in 1998.

Allmerica Financial Services' pre-tax operating earnings increased to $48.9 million in the quarter, up from $42.2 million in the first quarter of 1998.

Allmerica Asset Management's pre-tax operating earnings were $5.7 million, a
46.2 percent increase, up from $3.9 million in the same period in the prior year.

Asset Accumulation highlights:

Variable annuity sales were $714.8 million in 1999, up from $696.4 million in 1998.

Variable life insurance sales were up 19.8 percent, to $45.3 million in the quarter.

Variable product fees of $82.9 million were up 19.3 percent over the 1998 first quarter. Increased fees are related to variable product asset growth resulting from sales and stock market appreciation.

Allmerica Asset Management's operating earnings benefited from the sales of funding agreements, which totaled $560 million for the quarter versus $300 million in the first quarter of 1998.

Risk Management

Risk Management pre-tax operating earnings were $35.2 million, compared to $42.3 million for the first quarter of 1998.

Property and Casualty highlights:

Direct written premiums were $543.6 million and $516.3 million for the first quarters of 1999 and 1998, respectively.

Pre-tax catastrophe losses were $43.7 million in the quarter, up from $10.1 million in 1998.

The statutory expense ratio improved to 28.4 percent in the quarter compared to 29.4 percent for the first quarter of last year and 28.5 percent for the full year in 1998.

Corporate

Corporate segment net expenses were $16 million in the first quarter of 1999, compared to $12.3 million in 1998.

Investment Results

Net investment income was $172.2 million for the first quarter of 1999, compared to $168.3 million in the same period in 1998. This increase was principally due to higher sales of funding agreements, partially offset by lower portfolio yields.

First quarter net realized investment gains were $131.4 million, compared to $29.2 million in 1998. During 1999, realized gains related principally to the sale of appreciated equities in the property and casualty investment portfolio.

Balance Sheet

Shareholders' equity was $2.4 billion, or $42.30 per share at March 31, 1999, compared to $2.46 billion, or $41.95 per share at December 31, 1998. Excluding the impact of SFAS No. 115, book value was $40.97 per share at the close of the first quarter, compared to $38.87 per share at December 31, 1998.

Total assets were $28.5 billion at March 31, 1999, up from $27.6 billion at year-end 1998. Separate account assets increased to $14.3 billion at March 31, 1999, up from $13.7 billion at December 31, 1998.

Additional Items

On March 30, 1999 Allmerica Financial completed the $200 million common stock repurchase program announced in October, 1998 at an approximate average price of $54 per share.

On March 23, 1999, Allmerica Financial announced another $200 million common stock repurchase program. As of April 28, Allmerica Financial had repurchased approximately 2.1 million shares of its common stock for an aggregate cost of approximately $120 million.

Interim information is unaudited.

Allmerica Financial Corporation is the holding company for a diversified group of insurance and financial services companies headquartered in Worcester, Mass.


CONTACTS:          Investors                    Media
                   Henry P. St. Cyr             Michael F. Buckley
                   (508) 855-2959               (508) 855-3099

<CAPTION

ALLMERICA FINANCIAL CORPORATION
(In millions, except per share data)

                                             Quarter ended
                                               March 31
                                          1999           1998
Net income                               $154.1         $66.8
Net income per share                      $2.67         $1.11
Weighted average shares                    57.7          60.3


The following is a reconciliation from net operating income to net income per share:

                                             Quarter ended
PER SHARE DATA (DILUTED) <FN2>                 March 31
                                          1999           1998
Net operating income <FN1>               $0.95          $0.84
Net realized gains on
  investments, net of taxes,
  minority interest and
  amortization                            1.72           0.28
Other, net of applicable
  federal income taxes                      -           (0.01)
                                        -------        -------
Net income                               $2.67          $1.11
                                        =======        =======

<FN1>
Net operating income excludes net realized gains and losses and other items which management believes are not indicative of overall operating trends, all net of taxes and minority interest.
<FN2>
Basic net income per share was $2.69 for the quarter ended March 31, 1999. For the quarter ended March 31, 1998 basic and diluted net income per share are the same.

All figures reported are unaudited and are in accordance with generally accepted accounting principles.